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                                                                     EXHIBIT 4.2

                           LEEDS FEDERAL SAVINGS BANK
                                      AND
                        LEEDS FEDERAL BANKSHARES, M.H.C.

                  1994 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS


1.       PURPOSE

         The purpose of the Leeds Federal Savings Bank and the Leeds Federal Bankshares, M.H.C. 1994 Stock Option Plan for Outside Directors (the "Directors' Option Plan") is to promote the growth and profitability of Leeds Federal Savings Bank (the "Bank") and Leeds Federal Bankshares, M.H.C. (the "Company"), and to provide non-employee directors of the Bank and the Company with an incentive to achieve long-term objectives of the Bank and the Company, attract and retain non-non-employee directors of outstanding competence and to provide non-employee directors with an opportunity to acquire an equity interest in the Bank.

2.       DEFINITIONS

         The following words and phrases when used in this Plan with an initial capital letter, unless the context clearly indicates otherwise, shall have the meanings set forth below. Wherever appropriate, the masculine pronoun shall include the feminine pronoun and the singular shall include the plural:

         "AFFILIATE" means any "parent corporation" or "subsidiary corporation" of the Bank or the Company, as such terms are defined in Section 424(e) or 424(f), respectively, of the Code.

         "AWARD" means an Award of Non-statutory Stock Options granted under the provisions of the Plan.

         "BENEFICIARY" means the person or persons designated by a Recipient to receive any benefits payable under the Plan in the event of such Recipient's death. Such person or persons shall be designated in writing on forms provided for this purpose by the Committee and may be changed from time to time by similar written notice to the Committee. In the absence of a written designation, the Beneficiary shall be the Recipient's surviving spouse, if any, or if none, his estate.

         "BOARD" means the board of directors of the Bank and/or the Company, as applicable or as indicated by the context.

         "COMMITTEE" means a Committee of the Board of the Bank and the Company consisting of all non-employee directors.

         "COMMON STOCK" means the common stock of the Bank.

         "COMPANY" means Leeds Federal Bankshares, M.H.C., the mutual holding company parent of the Bank.

         "CONVERSION TRANSACTION" means the conversion of the Company from the mutual to stock form of organization either on a stand-alone basis or in the context of a merger conversion.

         "DATE OF GRANT" means the actual date on which an Award is granted by the Committee.

         "DIRECTOR" means a member of the Board of the Bank or the Company.

         "DISABILITY" means the permanent and total inability by reason of mental or physical infirmity, or both, of a Director to perform the work customarily assigned to him. Additionally, a medical doctor selected or approved by the Board must advise the Committee that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of such Director's lifetime.

         "FAIR MARKET VALUE" means, when used in connection with the Common Stock on a certain date, the reported closing price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market (as published by The Wall Street Journal, if published) on the day prior to such date, or if the Common Stock





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was not traded on such date, on the next preceding day on which the Common
Stock was traded thereon; provided, however, that if the Common Stock is not reported on the Nasdaq National Market, Fair Market Value shall mean the average sale price of all shares of Common Stock sold during the 30-day period immediately preceding the date on which such stock Option was granted, and if no shares of stock have been sold within such 30-day period, the average sale price of the last three sales of Common Stock sold during the 90-day period immediately preceding the date on which such stock Option was granted. In the event Fair Market Value cannot be determined in the manner described above, then Fair Market Value shall be determined by the Committee. The Committee shall be authorized to obtain an independent appraisal to determine the Fair Market Value of the Common Stock.

         "NON-STATUTORY STOCK OPTION" means an Option granted by the Committee to a Participant.

         "OFFERING" means the initial public offering of the Common Stock of the Bank.

         "OPTION" means an Award of a Non-Statutory Stock Option granted pursuant to the terms of the Plan.

         "OUTSIDE DIRECTOR" means a member of the Board who is not also serving as an employee of the Bank or the Company.

         "PARTICIPANT" means a Director of the Bank or its Affiliates chosen by the Committee to participate in the Plan.

         "REORGANIZATION" means the reorganization of Leeds Federal Savings Bank as a mutual holding company and the establishment of the Bank as its majority-owned subsidiary.

         "TERMINATION FOR CAUSE" means the termination of service of a Director caused by such Director's personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or the willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order, any of which results in a material loss to the Bank or an Affiliate.

3.       ADMINISTRATION

         (a) The Directors' Option Plan shall be administered by the Committee. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Directors' Option Plan and to make whatever determinations and interpretations in connection with the Directors' Option Plan it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants in the Directors' Option Plan, and on their legal representatives and beneficiaries.

         (b) The Directors' Option Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934. Notwithstanding any term to the contrary appearing herein, unless permitted by Rule 16b-3(c)(2)(ii), subsequent to the establishment of the Directors' Option Plan neither the Committee nor the Board shall have the authority to determine the amount and price of securities to be awarded and/or timing of awards to designated directors or categories of directors, which terms shall be set forth herein.
To the extent any provision of the Plan or action by Plan administrators fails to comply with this subsection 3(b), such provision or action shall be deemed null and void to the extent permitted by law and deemed advisable by the Board.

4.       GRANT OF OPTIONS

         (a) Initial Grant. Each Outside Director who is serving in such capacity on the date of the Bank's Offering and at the effective date of this Directors' Option Plan, shall be granted a single non-qualified stock option to purchase shares of the Common Stock, subject to adjustment pursuant to Section 5, in the following amounts:

                 Director                                        Amount of Grant
                 --------                                        ---------------
                 John F. Amer                                     13,809
                 Marguerite E. Wolf                               16,361





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
                 Raymond J. Hartman, Jr.                           9,128
                 John F. Doyle                                     8,702

         The purchase price per share of the Common Stock deliverable upon the exercise of each non-qualified stock option shall be Fair Market Value of the Common Stock of the Bank on the date the option is granted.

         (b) Subsequent Grant. Each person who becomes an Outside Director subsequent to the effective date of the Directors Option Plan shall be entitled to receive, upon becoming a Director, options for 100 shares of Common Stock to the extent options are available. The option exercise price shall be the Fair Market Value of the Common Stock on the date the option is granted. The purchase price for shares of Common Stock is deliverable upon exercise of each such option.

5.       TERMS OF OPTIONS

         (a) Option Agreement. Each Option shall be evidenced by a written option agreement between the Bank and the Outside Director specifying the number of shares of Common Stock that may be acquired through its exercise and containing such other terms and conditions that are not inconsistent with the terms of this grant.

         (b) Termination of Option. Each Option shall expire upon the earlier of (i) one hundred and twenty (120) months following the date of grant, or (ii) one (1) year following the date on which the Outside Director ceases to serve in such capacity for any reason other than Termination for Cause. If the Outside Director dies before fully exercising any portion of an Option then exercisable, such Option may be exercised by such Outside Director's personal representative(s), heir(s) or devisee(s) at any time within the one (1) year period following his or her death; provided, however, that in no event shall the Option be exercisable more than one hundred and twenty (120) months after the date of its grant. If the Outside Director is terminated for Cause, all Options awarded to him or her shall expire upon such termination.

         (c) Manner of Exercise. The Option may be exercised from time to time, in whole or in part, by delivering a written notice of exercise to the President or Chief Executive Officer of the Bank. Such notice is irrevocable and must be accompanied by full payment of the purchase price in cash or shares of previously acquired Common Stock. If previously acquired shares of Common Stock are tendered in payment of all or part of the exercise price, the value of such shares shall be determined as of the date of such exercise.

         (d) Termination of Service. In the event of an Outside Director's termination of service as a result of death, Disability, retirement or failure to seek re-election, the Outside Director (or his or her personal representative(s), heir(s), or devisee(s)) may, in a form acceptable to the Committee, make application to surrender all or part of Options held by such Outside Director in exchange for a cash payment from the Bank of an amount equal to the difference between the Fair Market Value of the Common Stock on the date of termination of service and the exercise price per share of the Option on the Date of Grant. Whether the Bank accepts such application or determines to make payment, in whole or part, is within its absolute and sole discretion, it being expressly understood that the Bank is under no obligation to any Outside Director whatsoever to make such payments. In the event that the Bank accepts such application and determines to make payment, such payment shall be in lieu of the exercise of the underlying Option and such Option shall cease to be exercisable.

         (e) Transferability. Each Option granted hereby may be exercised only by the Outside Director to whom it is issued, or in the event of the Outside Director's death, his or her personal representative(s), heir(s) or devisee(s) pursuant to the terms of Section 5(b) hereof.

         (f) Limitations Upon Exercise of Options. Notwithstanding any other provision of this Director's Option Plan, so long as the Company remains in the mutual form of organization and so long as any applicable statute or regulation requires the Company to own at least a majority of the outstanding Common Stock of the Bank, an Option granted under this Plan may not be exercised if the exercise of such an Option would result in the Company owning less than a majority of the Common Stock of the Bank. Nothing herein shall preclude the Bank from issuing additional authorized but unissued shares of Common Stock to the Company to allow for the exercise of Options which would otherwise have resulted in the Company owning less than a majority of the Common Stock of the Bank.





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6.       COMMON STOCK SUBJECT TO THE PLAN

         The shares that shall be issued and delivered upon exercise of Options granted under the Directors' Option Plan may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock held by the Bank as treasury stock or stock purchased by Bank or the Company on the open market; provided, however, that in the event any such purchase by the Bank would result in the recapture of bad debt reserves pursuant to Section 593(e) of the Code, the Boards of the Bank and the Company may determine that such purchase shall be made exclusively by the Company. The maximum number of shares of Common Stock reserved for issuance under the Directors' Option Plan shall, subject to adjustments pursuant to this Section 6, not exceed 6% of the shares of Common Stock of the Bank sold in connection with initial public offering of the Common Stock of the Bank (or 72,000 shares). The shares of Common Stock represented by such Options may be either authorized but unissued shares or shares previously issued and reacquired by the Bank. To the extent that Options or rights granted under the Plan are exercised, the shares covered will be unavailable for future grants under the Plan; to the extent that Options together with any related rights granted under the Plan terminate, expire or are cancelled without having been exercised or, in the case of Limited Rights exercised for cash, new Awards may be made with respect to these shares.

         In the event of any change or changes in the outstanding Common Stock of the Bank by reason of any stock dividend or split, recapitalization, reorganization, merger, consolidation, split-off, combination or any similar corporate change, or other increase or decrease in such shares effected without receipt or payment of consideration by the Bank, the number of shares of Common Stock that may be issued under this Directors' Option Plan, the number of shares of Common Stock subject to Options granted under the Directors' Option Plan, and the Option price of such Options, shall be automatically adjusted to prevent dilution or enlargement of the rights granted to an Outside Director under the Directors' Option Plan.

7.       TREATMENT OF OPTIONS IN THE EVENT OF A CONVERSION TRANSACTION

         In the event that the Company converts (a "Conversion Transaction") from the mutual to stock form of organization ("Stock Holding Company") either on a stand-alone basis or in the context of a merger conversion, any Options outstanding shall, at the Option of the holder, (i) be convertible into Options for Common Stock of the Stock Holding Company, or (ii) be exercised by the holder prior to the effective date of the Conversion Transaction and the holder shall be entitled to exchange, in the same manner as other minority stockholders of the Bank, the shares of Common Stock of the Bank received upon such exercise for shares of Common Stock of the Stock Holding Company. If for any reason such Options are not to be converted or such shares are not exchanged, the holders of Options under this plan shall receive cash payment for the shares of stock represented by the Options in an amount equal to the fair market value of the shares underlying the Options or the initial offering price of the number of shares of common stock of the Stock Holding Company for which the Common Stock underlying the Options would otherwise be exchanged, in both cases less the original exercise price of such Options and, with respect to Options that have been exercised, the Stock Holding Company shall redeem such shares for cash in the same manner as such redemption would occur for other minority stockholders of the Bank. Any exchange, conversion of Options, or cash payment for shares shall be subject to applicable federal and state regulations and, if necessary, subject to the approval of the appropriate Regulatory Authorities.

8.       EFFECTIVE DATE OF THE PLAN; SHAREHOLDER RATIFICATION AND APPROVAL

         The Plan shall become effective upon the date adopted by the Board of the Bank and the Company, following the approval of stockholders (the "Effective Date").

9.       TERMINATION OF THE PLAN

         The right to exercise Options under the Directors' Option Plan will terminate upon the earlier of ten years after the Effective Date of the Plan or exercise of Options equal to the maximum number of shares of Common Stock reserved for issuance under the Directors' Option Plan. A majority of the shareholders of the Bank represented in person or proxy at a meeting of the shareholders may terminate the Directors' Option Plan; provided, however, no such termination shall, without the consent of the affected individual, affect such individual's rights under a previously granted Option.





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10.      COMPLIANCE WITH RULE 16b-3 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

         (a) Notwithstanding any contrary provisions herein, unless permitted by Rule 16b-3(c)(2)(ii)(B) terms stating the amount and price of securities to be awarded and/or timing of awards to designated directors or categories of directors shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or rules thereunder.

         (b) Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act, and the Plan is intended to be administered in the manner specified in Rule 16b-3(c)(2)(ii). To the extent any provision of the Plan or action by the plan administrators fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Plan administrators.

11.      APPLICABLE LAW

         The Plan will be administered in accordance with the laws of the State of Maryland.

         IN WITNESS WHEREOF, the Bank and the Company have adopted this Plan and caused it to be executed by its duly authorized officers and the corporate seal to be affixed and duly attested, as of the 28th day of October, 1994.

         Approved by Stockholders on October 26, 1994.



                                          LEEDS FEDERAL SAVINGS BANK
ATTEST:


/s/ Joan H. McCleary                      /s/ Gordon E. Clark
------------------------------            -------------------------------------
Joan H. McCleary, Secretary               Gordon E. Clark, President and
                                          Chief Executive Officer



ATTEST:                                   LEEDS FEDERAL BANKSHARES, M.H.C.



/s/ Joan H. McCleary                      /s/ Gordon E. Clark
------------------------------            -------------------------------------
Joan H. McCleary, Secretary               Gordon E. Clark, President and
                                          Chief Executive Officer





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